UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)
(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of Material Definitive Agreement.

On June 30, 2011, MEMC Singapore Pte. Ltd., a Singapore corporation (“MEMC Singapore”) and wholly owned subsidiary of MEMC Electronic Materials, Inc., a Delaware corporation (the “Company”), entered into a Termination Agreement with Suntech Power Holdings Co., LTD., a Cayman Islands company (“Suntech”), which terminates the Solar Wafer Supply Agreement dated July 25, 2006 entered into between the Company and Suntech, as subsequently assigned by the Company to MEMC Singapore and as amended by the parties (the “Supply Agreement”).  The Company issued a press release announcing this termination on July 1, 2011.

Under the terms of the Supply Agreement, MEMC Singapore was to supply solar grade silicon wafers at set prices over a 10 year term ending in 2016 pursuant to a take-or-pay arrangement.  As part of the Supply Agreement, Suntech advanced funds to MEMC Singapore in the form of a loan/security deposit.  Since early 2009, issues with respect to Suntech’s price and volume purchase obligations under the Supply Agreement have created challenges to finding a mutually beneficial arrangement between the parties.  After two formal contract amendments (in February 2009 and July 2009), in order to resolve these ongoing challenges, the companies have now agreed to terminate the Supply Agreement.

In exchange for MEMC Singapore’s agreement to terminate the Supply Agreement, Suntech agreed to make a termination payment to MEMC Singapore of $120 million, payable through (a) the retention by MEMC Singapore of $53 million deposited previously by Suntech under the Supply Agreement and currently held by MEMC Singapore, and (b) a $67 million irrevocable letter of credit established by Suntech for the benefit of MEMC Singapore, to be drawn upon in four equal installments on July 8, 2011, October 1, 2011, January 1, 2012 and April 1, 2012.  The letter of credit has no drawing conditions other than the passage of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: July 6, 2011	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President, General Counsel and Corporate Secretary